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                                                                  EXHIBIT (j)(1)


                          Independent Auditors' Consent


To the Shareholders and Board of Trustees of Smith Barney Income Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 8, 2002, on the statement of assets and liabilities for Smith Barney Premium Total Return Fund of Smith Barney Income Funds ("Fund") as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in this Prospectus and "Independent Auditors" in the Statement of Additional Information.

                                                                       KPMG LLP

New York, New York
April 24, 2002